Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement, dated and effective as of October 14, 2026, is made by and between Clearlake Private Markets Fund, a Delaware statutory trust (herein referred to as the “Fund”), and Clearlake Capital RIC Management, LLC, a Delaware limited liability company (herein referred to as the “Adviser”) (this “Agreement”).

1. Appointment of Adviser. The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, to provide overall investment advisory services for the Fund and in connection therewith to, in accordance with the Fund’s investment objective, policies and restrictions as in effect from time to time:

(a)

determine the composition of the Fund’s portfolio, the nature and timing of changes thereto and the manner of implementing such changes in accordance with the Fund’s investment objective, policies and restrictions;

(b)	identify and evaluate investment opportunities, including negotiating the terms of investments in, and dispositions of, portfolio securities and other instruments on the Fund’s behalf;

(c)	execute, close, service and monitor the Fund’s investments;

(d)	determine the securities and other assets that the Fund will purchase, retain or sell;

(e)	perform due diligence on prospective investments;

(f)

invest discrete portions of the Fund’s assets (which may constitute, in the aggregate, all of the Fund’s assets) in unregistered investment funds, holding vehicles or other investment vehicles (“Investment Funds”), and in equity or debt securities of portfolio companies (directly or indirectly through special purpose vehicles or other entities);

(g)	exercise voting rights in respect of portfolio securities and other investments for the Fund;

(h)	serve on, and exercise observer rights for, boards of directors and similar committees of the Fund’s portfolio companies, as applicable;

(i)

negotiate and enter into, on the Fund’s behalf, credit facilities, reverse repurchase agreements, other financing arrangements, or any other form of leverage of the Fund, interest rate or currency swap agreements, hedging agreements, foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Fund’s activities; and

(j)	provide the Fund with such other investment advisory and related services as the Fund may, from time to time, reasonably require for the investment of capital, which may include, without limitation:

(i) making, in consultation with the Fund’s board of trustees (the “Board”), investment strategy decisions for the Fund; and

(ii) to the extent determined by the Board, acting as the valuation designee pursuant to Rule 2a-5 of the Investment Company Act of 1940 (the “1940 Act”), or reasonably assisting the Fund’s other service providers with the valuation of the Fund’s assets.

Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments, the placing of orders for other purchase or sale transactions on behalf of the Fund and causing the Fund to pay investment-related expenses. The Adviser shall have the power, subject to the supervision of the Board and applicable law where applicable, to assist the Fund with the management of its business and affairs, including acting as an agent for the Fund in connection with share transfers, share repurchases, fundraising efforts, investor relations matters and any agreements between the Fund and any investor. In the event that the Fund determines to obtain financing or other forms of leverage, the Adviser will arrange for such financing on the Fund’s behalf and may in its discretion enter into any related documentation on the Fund’s behalf. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle (in accordance with the 1940 Act).

Subject to the prior approval of a majority of the Board, including a majority of the Fund’s trustees who are not “interested persons” (as that term is defined in Section 2(a)(19) of the 1940 Act) of the Fund and, to the extent required by the 1940 Act and the rules and regulations thereunder, subject to any applicable rule, order, guidance or interpretation of the Securities and Exchange Commission (“SEC”) or its staff, by the shareholders of the Fund, as applicable, the Adviser may, from time to time, delegate to a sub-adviser or other service provider any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. The Fund acknowledges that the Adviser makes no warranty that any investments made by the Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Adviser.

The Fund, on behalf of itself and as shareholder of any of its subsidiaries, hereby grants to the Adviser, and any officer of the Adviser acting on its behalf from time to time, as the Fund’s true and lawful agent and attorney-in-fact, in its name, place and stead, the power to negotiate, execute, deliver and enter into any certificates, instruments, agreements, authorizations and other documentation in the name and on behalf of the Fund as the Adviser, in its sole discretion, deems necessary or appropriate in connection with the performance of its services hereunder. This power of attorney is deemed to be coupled with an interest. In performing such services, as an agent of the Fund, the Adviser shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, subject in each case to the terms and conditions of this Agreement. The Adviser shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

2. Expenses. In connection herewith, the Adviser agrees to maintain a staff within its organization to furnish the above services to the Fund. The Adviser shall bear all expenses arising out of its duties hereunder, except as provided in this Section 2.

Except as specifically provided below and above in Section 1 hereof, the Fund anticipates that all investment professionals and staff of the Adviser (or its affiliates), when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. The Fund will bear all other costs and expenses of the Fund’s operations, administration and transactions, including, without limitation, those relating to:

(a) all legal, organizational, offering, accounting, filing, and other expenses, including the out-of-pocket expenses, of personnel of the Adviser and its affiliates incurred in connection with public and private offerings of the Fund’s securities, including the offering of the Fund’s common shares of beneficial interest (“Common Shares”) and offerings by feeder vehicles (which are primarily created to hold the Common Shares and in turn offer interests in such feeder vehicles to non-U.S. persons) (including travel and related expenses that are incurred in accordance with the terms of Clearlake Capital Group, L.P.’s (“Clearlake”) travel and expense policies and procedures (including airfare, lodging, ground transportation, and meals)) and related entities (including the initial compliance contemplated by the European Union Alternative Investment Fund Managers Directive (Directive 2011/61/EU) together with Commission Delegated Regulation (EU) No 231/2013 supplementing Directive 2011/61/EU together with the United Kingdom Alternative Investment Fund Managers Regulations 2013 (in each case, as amended), or subordinate legislation thereto, as implemented in any relevant jurisdiction (together, the “AIFMD”), the Swiss Collective Investment Schemes Act dated June 23, 2006 (as amended) and the implementation thereof (the “CISA”), the Financial Services Act 2018 (the “FinSA”), the EU Sustainable Finance Disclosure Regulation (EU) 2019/2088 (the “SFDR”) and/or the EU Taxonomy Regulation (EU) 2020/852 (the “EU Taxonomy Regulation”), expenses incurred in connection with non-U.S. local broker-dealers and agents engaged to comply with applicable laws or regulations, and expenses incurred in connection with the preparation and negotiation of side letters;

(b) fees, costs, and expenses incurred in connection with the evaluation, discovery, investigation, development, acquisition, monitoring, managing, holding, maintaining or disposition of investments, including private placement fees, sales commissions, appraisal fees, taxes, brokerage fees, oversight servicer and servicer fees (including fixed and/or performance fees), research fees, dealer spreads, interest and clearing and settlement charges, commitment fees, underwriting commissions and discounts, fees and expenses related to market data (including, without limitation, expenses incurred in connection with any multimedia, analytical, database, news or third-party research or information services incorporated into the cost of obtaining such research and market data), administrator fees, costs and expenses (including with respect to administrators that perform anti-money laundering or “know your customer” diligence in connection with the onboarding and ongoing participation of investors in the Fund), and third-party legal, accounting, auditing, investment banking, industry, appraisal, valuation, due diligence experts (including, but not limited to, for credit and risk analytics, loss mitigation, real estate and real estate related matters), finders, and originators, third party service provider fees and expenses (including with respect to any third party alternative investment fund manager (within the meaning of the AIFMD) appointed in respect of the Fund and/or any related feeder vehicle, co-investment vehicle or special purpose vehicle, consulting fees (including without limitation, salary, fees, carried interest or other compensation of any nature paid by the Fund to any individual who acts as an officer of or in an active management role at any portfolio investment (including, without limitation industry executives, advisors, consultants, operating executives, senior operating advisors, subject matter experts or other persons acting in a similar capacity employed by Clearlake or its affiliates) (including, without limitation, operating advisors and other members of Clearlake’s Executive Council (“Executive Council”)) but excluding investment professionals regularly employed by the Adviser engaged primarily in the investment activities of the Fund)), filing, information services and professional fees, travel and related expenses that are incurred in accordance with the terms of Clearlake’s travel and expense policies and procedures (including airfare, lodging, ground transportation and meals), business development, entertainment and all other fees, costs and expenses related to the evaluation, discovery, investigation, development, acquisition, monitoring, managing, holding, maintaining or disposition of potential or actual investments (whether or not consummated and whether or not incurred prior to the Fund’s commencement of investment operations), including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, technology or other services and professionals related thereto (including secondees and temporary personnel or consultants that may be engaged on short- or long-term arrangements) as deemed appropriate by the Adviser, with the oversight of the Board, where such internal personnel perform services that would be paid by the Fund if outside service providers provided the same services; fees, costs, and expenses herein include (x) costs, expenses and fees for hours spent by its in-house attorneys and tax advisors that provide transactional legal advice and/or services to the Fund or its portfolio investments on matters related to potential or actual investments and transactions and the ongoing operations of the Fund and (y) expenses and fees to provide administrative and accounting services to the Fund or its portfolio investments, and expenses, charges and/or related costs incurred directly by the Fund or affiliates in connection with such services (including overhead related thereto), in each case, (I) that are specifically charged or specifically allocated or attributed by the Adviser, with the oversight of the Board, to the Fund or its portfolio investments and (II) provided that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services);

(c) fees, costs, and expenses incurred in connection with the carrying or management of investments, including interest and related expenses and custodial, trustee, record keeping, and other administration fees, operations fees and expenses and reconciliation expenses;

(d) expenses borne indirectly through the Fund’s investments in Investment Funds, including, without limitation, any fees and expenses of such Investment Funds (such as management fees, incentive fees or carried interest allocations and pass-through expenses, costs and fees);

(e) fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Fund or Shareholders and other information technology expenses (including, without limitation, any and all costs and expenses of any third-party investment, books and records, portfolio compliance and reporting systems, including, without limitation, consultant, consumer relations management, software licensing, data management, and recovery services fees and expenses, and any web portal, extranet tools or other administrative or reporting tools (including subscription-based services) for the benefit of the Fund or Shareholders), and expenses and fees (including compensation costs) charged or specifically attributed or allocated by the Adviser and/or its affiliates for data-related services provided to the Fund and/or its portfolio investments (including in connection with prospective investments), each including expenses, charges, fees and/or related costs of an internal nature; provided, that any such expenses, charges or related costs shall not be greater than what would be paid to an unaffiliated third party for substantially similar services), and reporting costs (which includes notices and other communications and internally allocated charges);

(f) fees, costs, and expenses incurred in connection with the incurrence of leverage and indebtedness,

including, without limitation, borrowings (including, without limitation, principal, interest, fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit or similar credit support, for the account of the Fund and in guaranteeing the obligations of any portfolio investments or their affiliates), dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives, and swaps;

(g) costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, Inc., U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies, and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(h) all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Adviser or its affiliates in connection with such provision of services thereby);

(i) the costs of any reports, proxy statements or notices to Shareholders (including printing and mailing costs) and the costs of any Shareholder or Trustee meetings;

(j) fees, costs and expenses (including fees and disbursements) of third-party attorneys, auditors, accountants, tax professionals, expert networks and consultants (including consultants performing investment initiatives or providing services related to environmental, social, and governance investment considerations and policies);

(k) taxes and other governmental charges (including any penalties incurred where the Adviser lacks sufficient information from third parties to file a timely and complete tax return) that may be incurred or payable by the Fund and all fees, costs and expenses incurred in connection with any tax audit, inquiry, investment settlement or review of the Fund and the amount of any judgments, fines, remediation or settlements paid in connection therewith;

(l) fees, costs, and expenses relating to the maintenance of registered offices, corporate licensing, and similar expenses;

(m) insurance premiums or expenses (including, as applicable, in respect of errors, omissions, fidelity, trustees’ and officers’ liability, the U.S. Employee Retirement Income Security Act of 1974, as amended, cyber, crime and similar coverage for the Adviser, Clearlake, their respective affiliates and related entities, any other persons acting on behalf of the Fund and any persons acting on behalf of the Adviser, Clearlake, their respective affiliates and related entities);

(n) fees, costs and expenses (and damages), including accounting, regulatory, administrative, and legal fees, costs and expenses (and damages) of the Adviser and Clearlake and any of their respective affiliates in connection with ongoing compliance, filing and reporting obligations related to the activities of the Fund and any entity through which the Fund makes investments, including, without limitation, relating to capital raising activities, investment activities, and ongoing operations (including regulatory filings in respect of the Fund’s activities), in respect of U.S. federal, state, local, non-U.S. or other law and regulation (including, for example, under applicable “blue sky” rules and regulations, the Securities Act of 1933, as amended, the Foreign Account Tax Compliance Act (“FATCA”) and the OECD Standard for Automatic Exchange of Financial Account Information - Common Reporting Standard, the AIFMD, the CISA, the FinSA, the SFDR and the EU Taxonomy Regulation (as required), and any comparable legislation or regulations published by any other relevant jurisdiction), including filing fees and expenses and expenses related to the preparation and filing of regulatory filings in respect of the Fund’s activities (excluding, for the avoidance of doubt, any expenses incurred in connection with ongoing compliance-related matters and regulatory filings necessary for the Adviser’s operation as investment adviser), or incurred in connection with any litigation or governmental inquiry, investigation or proceeding involving the Fund, the Adviser, Clearlake or their respective affiliates, including the amount of any judgments, settlements or fines paid in connection therewith, except, however, to the extent such expenses or amounts have been determined to be excluded from the indemnification provided herein or in the Fund’s Amended and Restated Declaration of Trust (as may be amended and/or restated from time to time, the “Declaration of Trust”);

(o) any fees, costs, and expenses related to the organization, maintenance, development, structuring, operation, and winding up of administrative structures in non-U.S. jurisdictions and any special purpose vehicle, including without limitation any travel and related expenses that are incurred in accordance with the terms of Clearlake’s travel and expense policies and procedures (including airfare, lodging, ground transportation and meals) related to any such entity and the salary and benefits of any personnel (including personnel of the Adviser or its affiliates) reasonably necessary and/or advisable for the maintenance and operation of any such entity, or other overhead expenses in connection therewith (to the extent not subject to any reimbursement of such costs and expenses by portfolio companies or other third parties and not capitalized as part of the acquisition price of the transaction);

(p) fees, costs, and expenses incurred in connection with the winding up, termination, dissolution or liquidation of the Fund, the Fund’s assets or any special purpose vehicle;

(q) broken deal expenses, to the extent not reimbursed by an entity in which the Fund has invested or proposes to invest or by other third parties or by co-investors;

(r) fees, costs, and expenses incurred in connection with any restructuring, modifications, revisions or amendments (except as otherwise provided in the Declaration of Trust) to the constituent documents of the Fund, any special purpose vehicle, the Adviser, and Clearlake, to the extent that such restructuring, modifications, revisions or amendments are incurred in relation to any regulatory changes affecting the Fund, the Adviser, and/or Clearlake;

(s) fees, costs, and expenses incurred in connection with the formation, organization, and operation of entities or special purpose vehicles to hold the Fund’s assets for tax or other purposes;

(t) fees, costs, and expenses incurred in connection with distributions to Shareholders and in connection with any meetings, conferences, webcasts or other video-conferences of Shareholders (including travel and related expenses that are incurred in accordance with the terms of Clearlake’s travel and expense policies and procedures (including airfare, lodging, ground transportation and meals), and other expenses of the Adviser, its representatives and Shareholders, as determined in the Adviser’s reasonable discretion, in each case, incurred in connection with attending such meeting);

(u) third-party fees, costs, and expenses incurred in connection with computing the value of the assets of the Fund and the Fund’s net asset value (including, without limitation and as applicable, fees, costs, and expenses associated with advisors, independent pricing services, and valuation consultants);

(v) expenses related to the Fund’s indemnification obligations pursuant to the Declaration of Trust and herein;

(w) administration fees payable to an administrator of the Fund or any other person providing administrative or similar services to the Fund;

(x) transfer agent, dividend agent and custodial fees;

(y) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;

(z) fees and expenses associated with marketing efforts;

(aa) any expense reimbursements;

(bb) independent Trustees’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent Trustees;

(cc) expenses (including out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Adviser to the extent such expenses relate to attendance at meetings of the Board or any committees thereof;

(dd) proxy voting expenses;

(ee) costs associated with an exchange listing;

(ff) costs of registration rights granted to certain investors;

(gg) costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(hh) fees, costs, and expenses incurred by the Fund, the Adviser, Clearlake or their respective affiliates or employees or any service provider for, or resulting from, letters of credit or similar credit support or any hedging transactions of the Fund;

(ii) the cost of effecting any sales and repurchases of the Fund’s Common Shares and other securities;

(jj) the Management Fee (as defined below);

(kk) fees and expenses payable under any selling agent and selected intermediary agreements or other distribution and/or placement agreements (and, to the extent applicable, distribution and shareholder servicing fees and ongoing platform fees paid to placement agents and other financial intermediaries), if any;

(ll) expenses incurred in connection with compliance with side letters and most favored nations processes;

(mm) any other expenses of the Fund, the Adviser or their affiliates approved by the Board;

(nn) all fees, costs, expenses, liabilities, and obligations relating or attributable to sale, custodial, depository (including a depository appointed pursuant to the AIFMD), a Swiss representative, paying agent or ombudsman appointed pursuant to the CISA, the FinSA, as well as any similar law, rule or regulation related to the implementation thereof, trustee, record keeping, account, and similar services;

(oo) any activities with respect to protecting the confidential or non-public nature of any information or data (including any costs and expenses incurred in connection with Section 552(a) of Title 5, United States Code (commonly known as the “Freedom of Information Act”), any state public records access laws, any state or other jurisdiction’s laws similar in intent or effect to the Freedom of Information Act or any other similar statutory or regulatory requirement that might result in the public disclosure of confidential information whether currently in force or enacted in the future);

(pp) all fees, costs, expenses, liabilities, and obligations relating to the Fund’s compliance with any law, rule, regulation, policy, directive or special measure (including in relation to privacy, know-your-customer, anti-money laundering, sanctions, anti-terrorism or environmental, social or governance considerations);

(qq) fees, costs, and expenses incurred in connection with the attendance of any member, manager, shareholder, partner, director, officer, employee or affiliate of the Adviser at any trade conference, including any applicable registration fees and exhibition, sponsorship or other presentation fees, costs, and expenses and dues and expenses incurred in connection with membership in industry or trade organizations;

(rr) all fees, costs, expenses, liabilities, and obligations relating to actual, threatened or otherwise anticipated litigation, mediation, arbitration or other dispute resolution process, including any costs of discovery related thereto and any judgment, other award or settlement entered into in connection therewith, except, however, to the extent such expenses or amounts have been determined to be excluded from the indemnification provided for in the Declaration of Trust or herein; and

(ss) all other expenses incurred by the Adviser in connection with administering the Fund’s business to the extent not otherwise required to be borne by the Adviser under this Agreement and consistent with the Fund’s Registration Statement, applicable law and Board oversight.

From time to time, the Adviser or its affiliates may pay third-party providers of goods or services. The Fund will reimburse the Adviser or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser may defer or waive fees and/or rights to be reimbursed for expenses.

All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

Costs and expenses of the Adviser that are eligible for reimbursement by the Fund will be reasonably allocated to the Fund on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Adviser with, to the extent required, oversight of the Board.

3. Transactions with Affiliates. The Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Adviser) for the execution of trades for the Fund, to receive fees for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees and administrative fees and fees or advisory or asset management fees; provided that any such transactions and fees shall be effected only to the extent consistent with the 1940 Act, Investment Advisers Act of 1940, as amended (the “Advisers Act”), any applicable exemptive relief, the Fund’s Registration Statement and applicable Board-approved policies and procedures.

4. Best Execution; Research Services.

(a)  The Adviser is authorized, for the purchase and sale of the Fund’s portfolio securities, to employ such dealers and brokers as may, in the judgment of the Adviser, implement the policy of the Fund to obtain the best results, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Adviser. It is understood that the expenses of the Adviser will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Adviser by brokers who effect securities transactions for the Fund may be used by the Adviser in servicing other investment companies, entities or funds and accounts which it manages. Similarly, research services furnished to the Adviser by brokers who effect securities transactions for other investment companies, entities or funds and accounts which the Adviser manages may be used by the Adviser in servicing the Fund. It is understood that not all of these research services are used by the Adviser in managing any particular account, including the Fund.

(b) The Adviser and its affiliates may aggregate purchase or sale orders for the Fund’s assets with purchase or sale orders for the same security for other clients’ accounts of the Adviser or of its affiliates, the Adviser’s own accounts and hold proprietary positions in accordance with its then-current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the Fund’s assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Fund, are consistent with applicable law. However, the Adviser is under no obligation to aggregate any such orders under any circumstances.

5. Remuneration.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (the “Management Fee”) as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

The Management Fee is payable quarterly in arrears at an annual rate of 1.50% of the value of the Fund’s daily net assets (including cash and cash equivalents) calculated and accrued daily. For purposes of this Agreement, net assets means the Fund’s total assets less total liabilities determined on a consolidated basis in accordance with

U.S. generally accepted accounting principles. For purposes of determining the Management Fee payable to the Adviser, the value of the Fund’s net assets (including cash and cash equivalents) will be calculated prior to the inclusion of the Management Fee payable to the Adviser or any distributions by the Fund, but adjusted for any purchases or repurchases of the Fund’s Common Shares.

The Management Fee that is payable under this Agreement for any partial period will be appropriately prorated.

6. Representations and Warranties. The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act, and the Adviser agrees to maintain in effect all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

7. Services Not Deemed Exclusive. The Fund and the Board acknowledge and agree that:

(a) the services provided hereunder by the Adviser are not to be deemed exclusive, and the Adviser and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other Advisory Clients or affiliates. The Fund agrees that the Adviser may give advice and take action with respect to any of its other Advisory Clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Adviser’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other Advisory Clients. It is understood that the Adviser shall not have any obligation to recommend for purchase or sale any investments which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund. Nothing herein shall be construed as constituting the Adviser an agent of the Fund; and

(b)  the Adviser and its affiliates may face conflicts of interest as described in the Fund’s Registration Statement on Form N-2 and/or the Fund’s periodic filings with the SEC (as such disclosures may be updated from time to time) and such disclosures have been provided, and any updates will be provided, to the Board in connection with its consideration of this Agreement and any future renewal of this Agreement.

8. Limitation of Liability; Indemnification.

The Adviser and its directors, officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Adviser shall not be protected against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under this Agreement or otherwise as adviser for the Fund, except to the extent such indemnification would be inconsistent with the 1940 Act, the Advisers Act or other applicable law. Nothing in this Section 8 shall be construed to waive any fiduciary duty or liability under the federal securities laws that cannot be waived. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent.

As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, indemnification shall be provided in accordance with this Section 8 if a majority of the Fund’s trustees who are not interested persons (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) determine based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Indemnified Party is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence.

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct necessary for indemnification has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

9. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, (i) on 60 days’ prior written notice by (a) the vote of a majority of the outstanding voting securities of the Fund or (b) the vote of the Fund’s trustees or (ii) on 60 days’ prior written notice by the Adviser. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 2 or 5 through the date of termination or expiration, and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Board who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act), unless such assignment is to an affiliate of Clearlake.

10. License.

(a) License Grant. The Adviser, on behalf of the Licensed Name Owner (as defined below), hereby grants to the Fund, and the Fund hereby accepts from the Adviser, a fully paid-up, royalty-free, non-exclusive, non-transferable worldwide license to use “Clearlake” (the “Licensed Name”) during the term of this Agreement, solely (i) in connection with the conduct of the Fund’s business and (ii) as part of the trademark, corporate name or trade name “Clearlake Private Markets Fund” or “CPMF.” The Fund shall have no right to use the Licensed Name standing alone or to use any modification, stylization or derivative of the Licensed Name without prior written consent of the Adviser in its sole discretion. All rights not expressly granted to the Fund pursuant to this Section 10 shall remain the exclusive property of the Licensed Name Owner. Nothing in this Section 10 shall preclude the Adviser, its affiliates, or any of its respective successors or assigns from using or permitting other entities to use the Licensed Name whether or not such entity directly or indirectly competes or conflicts with the Fund’s business in any manner.

(b) Ownership. The Fund acknowledges and agrees that, as between the parties, an affiliate of the Adviser (the “Licensed Name Owner”) is the sole owner of all right, title, and interest in and to the Licensed Name. The Fund agrees not to do anything inconsistent with such ownership, including directly or indirectly challenging, contesting or otherwise disputing the validity or enforceability of, or the Licensed Name Owner’s ownership of or right, title or interest in the Licensed Name (and the associated goodwill), including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit regarding enforcement of this Section 10 of the Agreement or involving any third party. The parties intend that any and all goodwill in the Licensed Name arising from the Fund’s or any applicable sublicensee’s use of the Licensed Name shall inure solely to benefit the Adviser. Notwithstanding the foregoing, in the event that the Fund is deemed to own any rights to the Licensed Name, the Fund hereby irrevocably assigns (or shall cause such sublicensee to assign), without further consideration, such rights to the Licensed Name Owner together with all goodwill associated therewith. The Licensed Name Owner shall be a third party beneficiary of this Section 10.

(c) Sublicensing. The Fund shall not sublicense its rights under this Agreement except to a current or future majority-owned subsidiary of the Fund, and then only with the prior written consent of the Adviser or the Licensed Name Owner, provided that (a) no such subsidiary shall use the Licensed Name as part of a name other than the Fund name without the prior written consent of the Adviser or the Licensed Name Owner in its sole discretion and (b) any such sublicense shall terminate automatically, with no need for written notice, if (x) such entity ceases to be a majority-owned subsidiary, (y) this Agreement terminates for any reason or (z) the Adviser or the Licensed Name Owner gives notice of such termination. The Fund shall be responsible for any such sublicensee’s compliance with the provisions of this Agreement, and any breach by a sublicensee of any such provision shall constitute a breach of this Agreement by the Fund. Neither the Fund nor any of its current or future subsidiaries shall use a new trademark, corporate name, trade name or logo that contains the Licensed Name without the prior written consent of the Adviser or the Licensed Name Owner in its sole discretion, and any resulting license shall be governed by a new agreement between the applicable parties and/or an amendment to this Agreement.

(d) Compliance. In order to preserve the inherent value of the Licensed Name, the Fund agrees to use reasonable efforts to ensure that it maintains the quality of the Fund’s business and the operation thereof equal to the standards prevailing in the operation of the Adviser’s and the Fund’s business as of the date of this Agreement. The Fund further agrees to use the Licensed Name in accordance with such quality standards as may be reasonably established by the Adviser and communicated to the Fund from time to time in writing, or as may be agreed to by the Adviser and the Fund from time to time in writing. The Fund shall notify the Adviser promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation of the Licensed Name. The Adviser and its affiliates shall have the sole right to bring any action to remedy the foregoing, and the Fund shall cooperate with the Adviser in same, at the Adviser’s expense.

(e) Upon Termination. Upon expiration or termination of this Agreement, all rights and license granted to the Fund under this Section 10 with respect to the Licensed Name shall cease, and the Fund shall immediately discontinue use of the Licensed Name.

11.  Amendments to this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties and the requirements of the 1940 Act.

12. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13. Notices. Any notice hereunder shall be in writing and shall be delivered by hand, certified mail, Federal Express or a similarly reputable overnight courier service, facsimile or other electronic means to the parties at the addresses set forth below.

If to the Fund:

Clearlake Private Markets Fund

c/o Clearlake Capital Group, L.P.

233 Wilshire Boulevard, Suite 800

Santa Monica, CA 90401

Attn: General Counsel

With a copy to: the Board at the same address

If to the Adviser:

Clearlake Capital RIC Management, LLC

233 Wilshire Boulevard, Suite 800

Santa Monica, CA 90401

Attn: General Counsel

or to such other address as to which the recipient shall have informed the other party by a notice similarly given to the other party.

Any such notice or communication shall be deemed given: (a) when delivered by hand, if delivered on a business day; (b) the next business day after delivery by hand if delivered by hand on a day that is not a business day; (c) four (4) business days after being deposited in the United States mail by certified mail; (d) on the next business day after being deposited for next day delivery with Federal Express or by a similar reputable overnight courier service; (e) when receipt is confirmed, if faxed on a business day; (f) the next business day after the day on which receipt is confirmed, if faxed on a day that is not a business day and (g) the day when sent, if e-mailed unless sender receives an e-mail notifying delivery failure in relation to the e-mail giving such notice.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

CLEARLAKE PRIVATE MARKETS FUND

By:	/s/ Fred Ebrahemi
Name:	Fred Ebrahemi
Title:	Chief Executive Officer

CLEARLAKE CAPITAL RIC MANAGEMENT, LLC

By:	/s/ Fred Ebrahemi
Name:	Fred Ebrahemi
Title:	Chief Operating Officer

[Signature page to the CPMF Investment Advisory Agreement]